Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

"DOE MERGER SUB, INC.", A DELAWARE CORPORATION,

WITH AND INTO "AYALA PHARMACEUTICALS, INC." UNDER THE NAME OF "OLD AYALA , INC.", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE ON THE NINETEENTH DAY OF JANUARY, A.D. 2023, AT 8:40 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

6615492 8100M
SR# 20230185507

Authentication: 202528095
Date: 01-19-23

CERTIFICATE OF MERGER

OF

DOE MERGER SUB, INC.

WITH AND INTO

AYALA PHARMACEUTICALS, INC.

January 19, 2023

Pursuant to Section 251 of the Delaware General Corporation Law (the "DGCL"), the undersigned corporation hereby certifies as follows:

1. The name and state of incorporation of each constituent corporation is Ayala Pharmaceuticals, Inc., a Delaware corporation, (the "Corporation"), and Doe Merger Sub, Inc., a Delaware corporation ("Merger Sub" and together with the Corporation, the "Constituent Corporations").

2. An Agreement and Plan of Merger, dated as of October 18, 2022 (the "Merger Agreement"), by and among Advaxis, Inc., a Delaware corporation, Merger Sub and the Corporation, pursuant to which Merger Sub will merge with and into the Corporation, with the Corporation as the surviving corporation (the "Merger"), has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL and adopted by the stockholders of each of the Constituent Corporations in accordance with Section 211 and 228 of the DGCL.

3. The name of the surviving corporation (the "Surviving Corporation") of the Merger shall be "Old Ayala, Inc."

4. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto upon the effective time of the Merger and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable legal requirements.

5. The Merger is to become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

6. The executed Merger Agreement is on file at an office of the Surviving Corporation, the address of which is Oppenheimer 4, Rehovot, Israel 7670104.

7. A copy of the Merger Agreement will be furnished by the Surviving Corporation on request, without cost, to any stockholder of either Constituent Corporation.

[Remainder of page left intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer of the Surviving Corporation as of the date first written above.

AYALA PHARMACEUTICALS, INC.

DocuSigned by:

By: ______________________
048D007E3A02477...

Name: Roni Mamluk, Ph.D.

Title: Chief Executive Officer

[*Signature page to Certificate of Merger*]

Exhibit A
Amended and Restated Certificate of Incorporation

AMENDED & RESTATED CERTIFICATE OF INCORPORATION
OF
OLD AYALA, INC.

ARTICLE I

The name of this corporation is Old Ayala, Inc. (the "Company").

ARTICLE II

The address of the Company's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which the Company may be organized under the General Corporation Law of Delaware (the "DGCL").

ARTICLE IV

The total number of shares of capital stock which the Company is authorized to issue is 1,000 shares, all of which are to be designated "Common Stock" with a par value of $0.01 per share.

ARTICLE V

To the fullest extent permitted by law, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law of the State of Delaware as so amended.

Any amendment, alteration, change, modification, repeal or rescission of the foregoing provisions of this Article VI by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of, or increase the liability of any director of the Company with respect to any acts or omissions of a director of the Company occurring prior to, such amendment, alteration, change, modification, repeal or rescission.

ARTICLE VI

Except as otherwise provided for in Article V and Article XI, the Company reserves the right at any time, and from time to time, to amend, alter, change, modify, repeal or rescind any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or

hereafter prescribed by law; and all rights, preferences and privileges of whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VI.

ARTICLE VII

Election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

ARTICLE VIII

The number of directors which shall constitute the whole Board of Directors of the Company shall be determined in the manner set forth in the Bylaws of the Company.

ARTICLE IX

Meetings of stockholders of the Company may be held within or outside of the State of Delaware, as the Bylaws of the Company may provide. The books and records of the Company may be kept, subject to any provision contained in the statutes, within or outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Company or in the Bylaws of the Company.

ARTICLE X

Except as otherwise provided in this Certificate of Incorporation or in the Bylaws of the Company, in furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Company is expressly authorized to make, adopt, amend, alter, change, modify, repeal or rescind any or all of the Bylaws of the Company.

ARTICLE XI

To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, and agents of the Company (and any other persons to which DGCL permits the Company to provide indemnification) through Bylaw provisions, agreements with such directors, officers, agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, alteration, change, modification, repeal or rescission of the foregoing provisions of this Article XII by the stockholders of the Company shall not adversely affect any right or protection of a director, officer, agent or other person of the Company existing at the time of, or increase the liability of any such director, officer, agent or other person of the Company with respect to any acts or omissions of such director, officer, agent or other person of the Company occurring prior to such amendment, alteration, change, modification, repeal or rescission.